Exhibit 99.1
Sierra Logic, Inc.
Financial Statements
Year Ended December 31, 2005

Report of Ernst & Young LLP, Independent Auditors
The Board of Directors
Sierra Logic, Inc.
We have audited the accompanying balance sheet of Sierra Logic, Inc. as of December 31, 2005, and the related statements of operations, convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sierra Logic, Inc. at December 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young LLP
March 31, 2006, except for Note 11, as to
   which the date is October 2, 2006

Sierra Logic, Inc.
Balance Sheet
(In thousands, except for share and per share information)
December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$6,296
Accounts receivable	2,979
Inventories	348
Prepaid expenses and other current assets	367

Total current assets	9,990

Property and equipment, net	1,524
Other assets	18

$11,532

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$2,382
Accrued liabilities	899
Deferred revenue	541
Current portion of notes payable	1,735

Total current liabilities	5,557

Notes payable	2,824

Commitments (Note 9)

Convertible preferred stock, $0.001 par value; 56,813,624 shares authorized, 55,493,998 shares issued and outstanding (aggregate liquidation preference value of $32,252)	32,252

Stockholders’ deficit:
Common stock, $0.001 par value; 75,000,000 shares authorized, 10,145,458 shares issued and outstanding	10
Additional paid-in capital	218
Accumulated deficit	(29,329)

Total stockholders’ deficit	(29,101)

$11,532

See accompanying notes.

Sierra Logic, Inc.
Statement of Operations
(In thousands)
Year Ended December 31, 2005

Net revenues	$15,618
Cost of goods sold	7,403

Gross margin	8,215

Operating expenses:
Research and development	9,526
Selling, general and administrative	2,235

Total operating expenses	11,761

Loss from operations	(3,546)

Interest income	121
Interest expense	(176)

Net loss	$(3,601)

See accompanying notes.

Sierra Logic, Inc.
Statement of Convertible Preferred Stock and Stockholders’ Deficit
For the Year Ended December 31, 2005
(In thousands, except for share information)

	Convertible		Stockholders’ Deficit
	Preferred Stock		Common Stock		Additional		Total
	Number		Number		Paid-In	Accumulated	Stockholders’
	of Shares	Amount	of Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2004	55,493,998	$32,252	9,886,160	$10	$74	$(25,728)	$(25,644)
Exercises of stock options, net of repurchases	—	—	300,965	—	24		24
Repurchase of restricted stock	—	—	(41,667)	—	—	—	—
Issuance of common stock options to non-employees	—	—	—	—	9	—	9
Issuance of warrants for Convertible Preferred Stock	—	—	—	—	111	—	111
Net loss	—	—	—	—	—	(3,601)	(3,601)

Balance at December 31, 2005	55,493,998	$32,252	10,145,458	$10	$218	$(29,329)	$(29,101)

See accompanying notes.

Sierra Logic, Inc.
Statement of Cash Flows
(In thousands)
Year Ended December 31, 2005

Cash flows from operating activities
Net loss	$(3,601)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	783
Options granted to non-employees	9
Amortization of discount on debt	33
Net changes in operating assets and liabilities:
Accounts receivable	(2,901)
Inventories	600
Prepaid expenses and other current assets	(121)
Accounts payable	1,524
Accrued liabilities	91
Deferred revenue	(23)

Net cash used in operating activities	(3,606)

Cash flows from investing activities
Purchases of property and equipment	(1,144)

Net cash used in investing activities	(1,144)

Cash flows from financing activities
Proceeds from notes payable	4,299
Payments on notes payable	(1,013)
Proceeds from exercises of stock options	24
Proceeds from issuance of preferred stock	—

Net cash provided by financing activities	3,310

Net decrease in cash and cash equivalents	(1,440)

Cash and cash equivalents, beginning of year	7,736

Cash and cash equivalents, end of year	$6,296

Supplemental disclosure of cash flow information:
Cash paid for interest	$176

Cash paid for income taxes	$1

See accompanying notes.

Sierra Logic, Inc.
Notes to Financial Statements
December 31, 2005
1. Summary of Business and Significant Accounting Policies
Summary of Business
Sierra Logic, Inc. (the “Company”), a Delaware corporation, was organized on June 27, 2001. The Company designs, develops and markets silicon and firmware solutions for Original Equipment Manufacturers (“OEM”) within the data storage industry. The Company is located in Roseville, California.
Since its incorporation in June 2001, the Company has incurred cumulative losses totaling $29,329,000. To date, the Company has funded operations with the net proceeds from private placement of its equity securities and loans secured by its assets. As of December 31, 2005, the Company had working capital of $4,433,000. Management believes that currently available resources and revenues projected for 2006 will be sufficient to fund the Company’s cash requirements through at least December 31, 2006. However, if anticipated revenues do not meet management’s expectations, management’s plans would be to delay or reduce expenditures to adequately match its available resources.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company maintains its cash and cash equivalents, which primarily consist of cash on deposit and money market accounts, with two U.S. financial institutions. The Company has not experienced any losses on these deposits.
Accounts Receivable
The carrying value of the Company’s receivables represents their estimated net realizable value. The Company estimates any required allowance for doubtful accounts based on historical collection trends, the age of outstanding receivables and existing economic conditions. If events or changes in circumstances indicate that specific receivable balances may be impaired, further consideration is given to the collectibility of those balances and the allowance is recorded accordingly. Past-due receivable balances are written-off when the

1. Summary of Business and Significant Accounting Policies (continued)
Accounts Receivable (continued)
Company’s internal collection efforts have been unsuccessful in collecting the amount due.
Property and Equipment
Property and equipment are recorded at cost and are depreciated using the straight-line method over their useful lives. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful life of the improvement. Generally, the useful lives for property and equipment are two to three years.
Maintenance, repairs and minor renewals are expensed as incurred. Expenditures that substantially increase an asset’s useful life are capitalized. When assets are sold or otherwise disposed of, the cost and associated accumulated depreciation and amortization are removed from the asset and allowance for depreciation and amortization accounts, and any gain or loss on such sale or disposal, are charged to income.
Revenue Recognition and Significant Customers
In December 2003, the Securities and Exchange Commission (the “SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition” (“SAB 104”), which superceded SAB No. 101, “Revenue Recognition in Financial Statements” (“SAB 101”). The Company recognizes revenues in accordance with SAB 104 when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the price is fixed or determinable and collectibility is reasonably assured.
The Company generally sells its semiconductor products through independent distributors in both the United States and international markets. Sales made to the distributors generally allow certain rights of return and other credits for price protection for uncertainties associated with the levels of returns and other credits issuable to the distributors. The Company defers recognition of revenue, cost of revenues and profit on such sales until the distributors resell the Company’s product to an end-user. Inventory is relieved and revenue is recorded at the time the products are shipped to the end-user.

1. Summary of Business and Significant Accounting Policies (continued)
Revenue Recognition and Significant Customers (continued)
During 2005, the Company also recognized revenues, in accordance with SAB 104, of approximately $1,343,000 as a result of certain royalty and non-refundable fee reimbursement agreements. The Company recorded deferred revenue of $97,000 in connection with these agreements as of December 31, 2005 for payments received in advance of the related services. Expenses associated with these non-refundable fee reimbursement agreements have been recorded as research and development expense in the statements of operations. The Company does not anticipate such arrangements will be a significant source of revenues in the foreseeable future.
During the year ended December 31, 2005, the Company realized a significant amount of net revenues from the following customers:

Customer #1	26%
Customer #2	26%
Customer #3	21%
Customer #4	17%
Customer #5	8%
Inventories
Inventories consist of finished goods as of December 31, 2005 and are valued at the lower of cost (first in, first-out basis) or market value (net realizable value or replacement cost).
Product Warranty
The Company offers a warranty for replacing or repairing defective products for a period ranging from one to five years commencing upon the transfer of title and risk of loss to the end-user. The Company provides for the estimated cost of product warranties at the time revenue is recognized, based on historical results. The determination of such provisions requires the Company to make estimates of product return rates and expected costs to repair or replace the products under warranty. Actual return rates and/or repair and replacement costs may differ significantly from these estimates. The Company periodically assesses the adequacy of its recorded warranty liabilities and adjusts the

1. Summary of Business and Significant Accounting Policies (continued)
Product Warranty (continued)
amounts as necessary. Components of the warranty liability during the year ended December 31, 2005 consisted of the following:

Beginning balance	$301
Additions related to current period sales	63
Warranty costs incurred in the current period	(29)

Ending balance	$335

Research and Development
Research and development expenditures, which primarily consist of payroll related expenses, fabrication expenses, and software license fees, are expensed as incurred. Costs related to the conceptual formulation, design of firmware products and maintenance are also charged to research and development expense during the period incurred. Costs incurred subsequent to establishing technological feasibility of firmware products are capitalized until general release of the product is achieved. Generally, the Company has established technological feasibility upon completion of a working model. No such costs have been capitalized in 2005.
Income Taxes
Deferred tax assets and liabilities, if any, are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.
Stock-Based Compensation
As permitted by Statement of Financial Accounting Standards (“SFAS”) 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and SFAS 148, “Accounting for Stock-Based Compensation—Transition and Disclosure,” the Company accounts for its stock-based employee compensation plans using the intrinsic value method in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”), which provides that no compensation expense is recognized for options granted with an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. Had compensation expense for the

1. Summary of Business and Significant Accounting Policies (continued)
Stock-Based Compensation (continued)
Company’s stock option plans been determined based upon the fair value at the grant date for awards under the plans, net loss would have been as follows:

Year Ended
December 31,
2005
Net loss, as reported	$(3,601)
Total stock-based employee compensation expense determined under the fair value based method for all awards	(76)

Pro forma net loss	$(3,677)

The fair value of the options was estimated at the date of grant using the Black-Scholes method with weighted average risk-free interest rate of 3%, weighted average expected life of the option of 4 years, expected dividends of zero, and expected volatility of 0.5. For purposes of pro forma disclosures, the estimated fair value of the options is amortized into expense over the vesting period of the options. The weighted average grant-date fair values for options granted during 2005 was $0.04 per share.
Options and Warrant Grants to Non-Employees
Option and warrant grants to non-employees are valued using the fair value based method prescribed by SFAS 123 and Emerging Issues Task Force (“EITF”) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services,” and are expensed over the period services are provided.

1. Summary of Business and Significant Accounting Policies (continued)
Recent Accounting Pronouncements
In November 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 151, “Inventory Costs, an amendment of ARB No. 43, Chapter 4,” to clarify that abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage) should be recognized as current period charges, and that fixed production overheads should be allocated to inventory based on normal capacity of production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The Company does not expect that the adoption of SFAS 151 will have a significant impact on its overall results of operations, financial position or cash flows.
On December 16, 2004, the FASB issued SFAS No. 123 (revised), “Share-Based Payment,” (“SFAS 123(R)”) which is a revision of SFAS 123. SFAS 123(R) supersedes APB 25 and amends SFAS 95, “Statement of Cash Flows.”
The FASB concluded that SFAS 123(R), which would require all companies to measure compensation cost for all share-based payments (including employee stock options) at fair value, would be effective for nonpublic companies in the fiscal year beginning after December 15, 2005. The Company could adopt the new standard in one of two ways — the modified-prospective transition method or the modified-retrospective transition method. The Company plans to adopt SFAS 123(R) in 2006 and is currently evaluating the effect that the adoption of SFAS 123(R) will have on its financial position and results of operations.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Property and Equipment
Property and equipment consist of the following:

December 31,
2005
(In thousands)
Computer equipment and software	$3,456
Furniture, fixtures and office equipment	231
Leasehold improvements	216

3,903
Less accumulated depreciation	(2,379)

$1,524

Depreciation expense in 2005 was $783,000.
3. Accrued Liabilities
Accrued liabilities consist of the following:

December 31,
2005
(In thousands)
Warranty accrual	$335
Accrued compensation	294
Accrued rent	42
Other	228

$899

4. Notes Payable
The Company entered into four equipment lines of credit (the “Facilities”) with two domestic venture lending institutions. Terms of the credit facilities were as follows:

	Facility #1	Facility #2	Facility #3	Facility #4

Commitment amount	$750,000	$1,000,000	$1,000,000	$800,000

Expiration date	September 30, 2002	December 31, 2003	December 31, 2004	December 31, 2005

Funds available as of December 31, 2005	$ 0	$ 0	$ 0	$ 0

Interest rate	36 Month Treasury Note plus 4.75% (ranging from 10.68% to 12.54%)	36 Month Treasury Note plus 2.00% (9.61% to 10.03%)	30 — 36 Month Prime Lending Rate plus 2.07% (12.01% to 13.35%)	30 — 36 Month Prime Lending Rate plus 5.198% (12.22% to 13.12%)

Repayment period	36 months	36 months	30 – 36 months	30 – 36 months

Final payment	7.0% of original note amount	10.0% of original note amount	10.0% of original note amount	10.0% of original note amount

Warrants issued to lender	80,507 shares of Series A Convertible Preferred Stock	69,274 shares of Series B Convertible Preferred Stock	78,125 shares of Series C Convertible Preferred Stock	62,500 shares of Series C Convertible Preferred Stock
Under the Facilities, the Company borrowed funds, secured by promissory notes, from the lending institutions during the duration of the Facilities. These notes payable are collateralized by the underlying property and equipment specifically identified by each note. The notes issued under the Facilities are payable over 30 — 36 months with final payments due at various dates through December 2008.

4. Notes Payable (continued)
In addition, the Company entered into a Working Capital Facility (“WC Facility”) and a Growth Capital Facility (“Growth Facility”) with one of the domestic lending institutions mentioned above. Terms of the WC Facility and Growth Facility are as follows:

	WC Facility	Growth Facility

Commitment amount	$1,000,000	$5,000,000

Expiration date	December 31, 2005	December 31, 2006

Funds available as of December 31, 2005	$ 0	$2,500,000

Interest rate	24 Month Prime Lending Rate plus 1.05% (13.18%)	36 Month Prime Lending Rate plus 1.44% (12.42%)

Repayment period	24 months	36 months

Final payment	5.0% of original note amount	5.0% of original note amount

Warrants issued to lender	109,375 shares of Series C Convertible Preferred Stock	644,532 shares of Series C Convertible Preferred Stock; plus up to 214,844 shares of Series C Convertible Preferred Stock contingent upon additional draw
Under the WC Facility and Growth Facility, the Company borrowed funds, secured by promissory notes, from the lending institution during the duration of the Facilities. These notes payable are collateralized by all of the assets of the Company, excluding intellectual property. In the event the Company’s borrowings with the financial institution exceed $5,000,000 and the Company fails to achieve certain financial ratios specified by the lending institution, the intellectual property would be used as additional collateral. The note issued under the WC Facility is payable over 24 months with final payments due in December 2007. The note issued under the Growth Facility is payable over 36 months with final payments due in September 2008.

4. Notes Payable (continued)
As of December 31, 2005, notes payable consisted of the following (in thousands):

Facility #1; four notes payable bearing interest at rates ranging from 10.68% to 12.54%	$—
Facility #2; three notes payable bearing interest at rates ranging from 9.61% to 10.03%	149
Facility #3; six notes payable bearing interest at rates ranging from 12.01% to 13.35%	474
Facility #4; four notes payable bearing interest at rates ranging from 12.22% to 13.12%	718
WC Facility; one note payable bearing interest at a rate of 13.18%	946
Growth Facility; one note payable bearing interest at a rate of 12.42%	2,383

4,670
Less: current portion	(1,735)
discount on debt	(111)

$2,824

As described in Note 6, the Company issued warrants in connection with promissory notes described above. The Company valued these warrants using the Black-Scholes method with a weighted average risk-free interest rate of 3% and expected volatility of 0.5 in 2005. The total value of the warrants of approximately $206,000 is being amortized to interest expense over the repayment term of the Facilities.
As of December 31, 2005, future maturities of the notes payable are as follows (in thousands):

Year ending
December 31,
2006	$1,735
2007	1,884
2008	1,051

$4,670

5. Letter of Credit
In April 2003 and in conjunction with the Company’s new building lease, as amended, the Company entered into an irrevocable letter of credit with a domestic bank to provide the landlord access to $90,000 as of December 31, 2005 in the event the Company defaults on its lease. This letter of credit, as amended, expires in April 2006. The Company has purchased a certificate of deposit with the bank with a carrying value of $91,000 as of December 31, 2005, as collateral for this letter of credit. This restricted cash is classified as other current assets on the balance sheet.
6. Convertible Preferred Stock
As of December 31, 2005 convertible preferred stock consists of the following:

			Liquidation
	Authorized	Shares	Preference
	Shares	Outstanding	Value
			(In thousands)
Series A	11,415,235	11,274,283	$5,252
Series B	20,851,489	20,782,215	12,000
Series C	24,546,900	23,437,500	15,000

	56,813,624	55,493,998	$32,252

Under certain conditions, including election by the holders and pursuant to an initial public offering, the Series A, Series B, and Series C convertible preferred stock shall be converted into common stock on a one-for-one-basis subject to certain adjustments for dilution, if any, resulting from future stock issuances. The initial conversion price for shares of Series A, Series B, and Series C convertible preferred stock shall be $0.4658, $0.5774168, and $0.64 per share, respectively. Holders of the Series A, Series B, and Series C convertible preferred stock are entitled to a non-cumulative dividend of $0.037, $0.046 and $0.051 per share, respectively, payable only when and if declared by the Company’s board of directors. As of December 31, 2005, no dividends have been declared.

6. Convertible Preferred Stock (continued)
In the event of a liquidation event, as defined in the Company’s Certificate of Incorporation, the preferred stockholders are entitled to receive an amount per share equal to their original purchase price plus declared but unpaid dividends. The remaining assets and funds legally available for distribution shall be ratably distributed among the holders of the common stock, the Series A, the Series B, and the Series C convertible preferred stock in proportion to the shares of common stock each party would hold assuming conversion of the preferred stock to common stock. The Company’s convertible preferred stock is classified as mezzanine financing, outside of permanent equity, due to the liquidation rights upon a change in control as this condition is not solely within the control of the Company.
Holders of Series A, Series B, and Series C convertible preferred stock have voting rights equal to the shares of common stock issuable upon conversion.
Stock Warrants
In December 2001, the Company issued warrants to purchase 69,032 shares of Series A preferred stock at $0.4658 per share, 60,445 shares of which were outstanding as of December 31, 2005. These warrants were issued to investors in connection with the promissory notes described in Note 4. The warrants were exercisable upon the date of grant and expire in December 2006.
In March and December 2002, the Company issued warrants to two domestic venture lending institutions to purchase 80,507 and 69,274 shares of Series A and Series B convertible preferred stock, respectively. The warrants have an exercise price of $0.4658 and $0.5774168, respectively. The warrants are exercisable upon the date of grant and expire on the later of March through December 2012 or five years after the closing of an initial public offering by the Company.
In February 2004, the Company issued warrants, to a domestic venture lending institution, to purchase 78,125 shares of Series C convertible preferred stock. The warrants have an exercise price of $0.64 per share. The warrants are exercisable upon the date of grant and expire in December 2012.
In April and October 2005, the Company issued warrants, to a domestic venture lending institution, to purchase 816,407 shares of Series C convertible preferred stock. The warrants have an exercise price of $0.64 per share. The warrants are exercisable upon the date of grant and

6. Convertible Preferred Stock (continued)
Stock Warrants (continued)
expire between April 2012 and December 2013. In the event the Company borrows the remaining funds available under the Growth Facility, the Company has reserved 214,844 shares of Series C convertible preferred stock to be issued to the financial institution subject to similar terms as the previous warrant.
The Company valued these warrants using the Black-Scholes method utilizing inputs used for estimating fair values of awards described in Note 4. The total value of these warrants of approximately $206,000 is being amortized to interest expense over the repayment term of the Facilities.
7. Stockholders’ Deficit
Common Stock
The Company sold common stock to its founders, certain employees, and advisors. The stock is restricted and generally vests ratably over a four year period (the “Restricted Stock”). In the event of termination of services, Restricted Stock may be repurchased at the option of the Company at its original exercise price. At December 31, 2005, 7,308,333 shares of Restricted Stock had been sold (with a weighted average purchase price of $0.01 per share); 3,751 shares of which remain subject to repurchase by the Company.
As of December 31, 2005, the Company had reserved shares of common stock for future issuances as follows:

Convertible preferred stock outstanding	56,813,624
Options available for future grant	273,693
Options outstanding	5,661,463
Convertible preferred stock warrants	1,319,602
Other shares reserved	25,000

64,093,382

7. Stockholders’ Deficit (continued)
Stock Option Plan
Under the Company’s 2001 Stock Option Plan (the “Plan”), options must be issued at prices no less than the estimated fair value of the stock on the date of grant and are exercisable for a period not exceeding ten years from the date of grant. Options granted to stockholders who own greater than 10 percent of the outstanding stock at the time of grant are exercisable for a period not exceeding five years from the date of grant and must be issued at prices not less than 110 percent of the estimated fair value at the date of grant. Options granted to employees under the Plan generally vest over a four year period. Options granted to non-employees under the Plan vest over periods determined by the Company’s board of directors (generally four years).
The Plan allows the holder to exercise stock options prior to their vesting. The common stock received by the employee is restricted and follows the same vesting schedule as the originally granted option. In the event the employee terminates employment from the Company (whether voluntary or involuntary), the Company retains a right to repurchase the unvested common stock at the original option price. As of December 31, 2005, 495,430 shares previously exercised with an average exercise price of $0.08 per share were subject to repurchase.

7. Stockholders’ Deficit (continued)
Stock Option Plan (continued)
The following table summarizes the activity under the Plan for the year ended December 31, 2005:

		Outstanding Options
			Weighted
	Shares		Average
	Available		Exercise
	for Grant	Shares	Price

Balances as of December 31, 2004	1,358,978	4,877,143	$0.08

Options granted	(1,503,000)	1,503,000	0.11
Options exercised	—	(383,082)	0.08
Options cancelled	335,598	(335,598)	0.09
Options repurchased	82,117	—	0.06

Balances as of December 31, 2005	273,693	5,661,463	$0.09

7. Stockholders’ Deficit (continued)
Stock Option Plan (continued)
The following table summarizes information about stock options outstanding as of December 31, 2005:

	Options Outstanding and Exercisable			Options Vested
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Price	of Shares	Life (Years)	Price	of Shares	Price
$0.05	240,000	6.17	$0.05	235,832	$0.05
$0.06	436,899	7.27	$0.06	273,188	$0.06
$0.08	2,663,376	8.63	$0.08	1,376,794	$0.08
$0.10	1,768,188	8.81	$0.10	632,971	$0.10
$0.12	553,000	9.69	$0.12	54,000	$0.12

$0.05 - $0.12	5,661,463	8.58	$0.09	2,572,785	$0.08

8. Income Taxes
As of December 31, 2005, the Company has a net operating loss carryforward for federal income tax reporting purposes of approximately $27,083,000 which expires between 2021 and 2025, and a state net operating loss carryforward of approximately $27,071,000 which expires 2011 through 2015. Additionally, as of December 31, 2005, the Company has research and development credits of approximately $1,003,000, which expire between 2021 and 2025, and $1,045,000, which have no expiration date, for federal and state tax reporting purposes, respectively. The Company also has approximately $107,000 of other state tax credits that expire between 2011 and 2014. As of December 31, 2005, deferred tax assets of approximately $13,438,000, arising as a result of the Company’s net operating loss carryforwards, tax credits and certain costs capitalized for tax purposes during the Company’s development stage, were fully offset by a valuation allowance.

8. Income Taxes (continued)
Under certain provisions of the Internal Revenue Code of 1986, as amended, a portion of the federal and state net operating loss carryforwards may be subject to an annual utilization limitation as a result of a change in ownership of the Company.
The difference between the Company’s benefit for income taxes computed at the federal statutory rate and the amounts presented in the accompanying statement of operations is due to the valuation allowance. For the year ended December 31, 2005, the net change in the valuation allowance was $2,061,000.
9. Commitments
The Company leases its facilities under either long-term noncancelable or monthly leases, which have been accounted for as operating leases. Rent expense under these leases was $281,000 in 2005.
As of December 31, 2005, future minimum lease payments under noncancelable operating leases were as follows:

Year ending
December 31,	(In thousands)
2006	$326
2007	337
2008	287

$950

10. Tax Deferred Investment Plan
Effective July 2002, substantially all of the Company’s full-time employees became eligible to participate in a tax deferred investment plan (the “Sierra Logic, Inc. 401(k) Plan”) established by the Company. The Sierra Logic, Inc. 401(k) Plan permits each employee to contribute up to the IRS approved maximum allowed contribution per calendar year ($14,000 in 2005). The Company may provide a discretionary matching contribution to the Sierra Logic, Inc. 401(k) Plan, which is determined each year by the Company. The Company provided no matching contributions to the Sierra Logic, Inc. 401(k) Plan during 2005.

11. Subsequent Event
On October 2, 2006, the Company finalized an Agreement and Plan of Merger (the “Merger Agreement”) with Emulex Corporation (“Emulex”). The Merger Agreement provided for the acquisition of Sierra Logic by Emulex, with Sierra Logic surviving as a direct wholly-owned subsidiary of Emulex (the “Merger”). Upon completion of the Merger, except with respect to any dissenting shares, each outstanding share of Sierra Logic common stock and convertible preferred stock, including convertible preferred stock warrants, were converted into the right to receive cash from Emulex. After the adjustment for certain amounts as set forth in the Merger Agreement, the total net purchase price, including contingent consideration, was approximately $180 million in cash, Emulex restricted common stock and options to purchase Emulex common stock.